Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS
— 4Q 2009 Premiums, Fees & Other Revenues Increase 14% Over 4Q 2008 —
— Full Year 2009 Premiums, Fees & Other Revenues Up 4% Over 2008 —
— 4Q and Full Year 2009 Operating Earnings Above December 2009 Investor Day Estimates —
— Year-End Book Value Per Share Grows 37% Over 2008 —
NEW YORK, February 2, 2010 — MetLife, Inc. (NYSE: MET) today reported fourth quarter 2009 net income1 of $289 million, or $0.35 per share, which reflects net investment gains and losses. Operating earnings2 for the fourth quarter of 2009 were $793 million, or $0.96 per share.
MetLife today also reported a full year 2009 net loss of $2.4 billion, or $2.89 per share, reflecting net investment losses of $5.1 billion, after income tax. Included in the net investment losses were derivative losses of $3.2 billion, after income tax. MetLife uses derivatives — in connection with its broader portfolio management strategy — to hedge a number of risks, including changes in interest rates and fluctuations in foreign currencies. Changes in the value of these derivatives are, in general, offset on an economic basis across various assets and liabilities. Derivative losses related to the tightening of MetLife’s own credit spread — which impacts the valuation of certain insurance liabilities — do not have a direct economic impact on the company.
Operating earnings for the full year 2009 were $2.4 billion, or $2.87 per share.

[1]	All references in this press release to net income (loss), net income (loss) per share, operating earnings, operating earnings per share and book value per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders, operating earnings available to MetLife, Inc.’s common shareholders per diluted common share and book value per diluted common share, respectively.

[2]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income (AOCI), are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

“MetLife delivered a very strong fourth quarter, with operating earnings significantly higher than a year ago, and both our fourth quarter and full year 2009 earnings are above the estimates we provided at Investor Day in December,” said C. Robert Henrikson, chairman, president & chief executive officer of MetLife, Inc. “Our businesses throughout the U.S. and internationally have performed very well, generating a 14% increase in premiums, fees & other revenues over the fourth quarter of 2008, and a 4% increase over full year 2008 despite a difficult economic environment. Furthermore, in 2009 we had solid underwriting, better expense margins as well as both improving investment income and declining investment losses.”
FULL YEAR 2009 SUMMARY
•	Premiums, fees & other revenues of $34.0 billion, up 4% over 2008

•	U.S. annuity sales of $21.1 billion, up 10% over 2008

•	Total assets of $539.3 billion, up 8% from year-end 2008

•	Book value per share of $37.54, up 37% from year-end 2008

	For the year ended December 31,
($ in millions, except per share data)	2009	2008	Change
Premiums, fees & other revenues	$34,019	$32,863	4%
Total operating revenues	$49,108	$49,063	—

Net income (loss)	$(2,368)	$3,084	—
Net income (loss) per share	$(2.89)	$4.14	—
Operating earnings	$2,365	$2,694	(12)%
Operating earnings per share	$2.87	$3.62	(20)%
“MetLife’s strong brand and capital position make us well-positioned to continue delivering long-term value for both our customers and our shareholders in 2010. We have already started to see the benefits of our new U.S. Business organization and we will continue to invest in our International business to capitalize on future growth opportunities. At the same time, we are building on the savings we achieved in 2009 with actions that will drive greater operational efficiencies,” added Henrikson.

FOURTH QUARTER 2009 SUMMARY
•	Premiums, fees & other revenues of $9.3 billion, up 14% from the fourth quarter of 2008, driven by growth across the company’s businesses

•	Strong U.S. annuity sales of $4.2 billion

•	Operating earnings of $793 million ($0.96 per share), which includes:
o	a benefit of $103 million ($0.12 per share), after income tax, due to the unlocking of deferred acquisition costs and other adjustments in the company’s Insurance Products and Retirement Products businesses;

o	a $104 million ($0.13 per share), after income tax, charge to International business earnings as a result of changes in assumptions for measuring the effects of inflation on certain inflation-indexed fixed maturity securities; and

o	strong variable investment income, which was above plan by $40 million ($0.05 per share), after income tax and the impact of deferred acquisition costs.

	For the three months ended December 31,
($ in millions, except per share data)	2009	2008	Change
Premiums, fees & other revenues	$9,321	$8,163	14%
Total operating revenues	$13,321	$11,784	13%

Net income	$289	$954	(70)%
Net income per share	$0.35	$1.20	(71)%
Operating earnings	$793	$132	—
Operating earnings per share	$0.96	$0.17	—
Book value per share	$37.54	$27.33	37%
Book value per share excluding AOCI	$41.23	$45.29	(9)%
BUSINESS SEGMENT DISCUSSIONS
All comparisons of fourth quarter 2009 results in the segment discussions below are with the fourth quarter of 2008, unless otherwise noted. Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release. Further financial information on MetLife’s business segments can be found in the Fourth Quarter 2009 Quarterly Financial Supplement, which is available on the Investor Relations page of www.metlife.com.
Beginning with the fourth quarter and full year 2009 periods, MetLife is reporting results under its new U.S. Business organization. U.S. Business consists of Insurance Products, Retirement Products, Corporate Benefit Funding and Auto & Home.
The former Institutional Business & Individual Business segments have been reclassified into the following three segments:
•	Insurance Products (group life, non-medical health and individual life insurance products);

•	Retirement Products (individual and institutional annuity products); and

•	Corporate Benefit Funding (pension closeouts, structured settlements and other benefit funding solutions).

The financial reporting format for the Auto & Home segment, which is also part of U.S. Business and consists of the company’s property & casualty insurance products, remains unchanged from prior periods.
MetLife is now also providing details on the financial results of MetLife Bank within Banking, Corporate & Other. MetLife Bank provides forward and reverse mortgages as well as savings products.
All prior period amounts have been reclassified to conform to the new reporting structure.
U.S. BUSINESS
•	U.S. Business premiums, fees & other revenues of $7.8 billion, up 11% with increases of 32% in Retirement Products, 26% in Corporate Benefit Funding and 8% in Insurance Products

•	Growth in sales of individual life insurance, variable annuities and structured settlements

•	Total annuity sales of $4.2 billion, with an 8% increase in variable annuity sales over both the fourth quarter of 2008 and third quarter of 2009

•	Operating earnings of $882 million, up significantly from $277 million, largely due to strong business growth, significant equity market improvements, the unlocking of deferred acquisition costs and other adjustments, higher net investment income and improved interest spreads
Insurance Products
Premiums, fees & other revenues for Insurance Products, which includes group life, non-medical health and individual life insurance, were up 8%, reflecting growth across all the product groups. Revenue growth in both group life and individual life was solid, while non-medical health benefited from growth in the dental business.
In individual life, sales (as defined in the Non-GAAP and Other Financial Disclosures section of this release) were up 17% as increases in whole, term and universal life offset a decline in variable life, reflecting current market trends.
Insurance Products operating earnings were $400 million, up 55% due in large part to higher net investment income, solid underwriting results in both group life and individual life, as well as the positive impact of the unlocking of deferred acquisition costs and other adjustments in individual life.
Retirement Products
Premiums, fees & other revenues for Retirement Products were $732 million, up 32% on increased sales of immediate annuities and higher fee income. Total annuity sales continued to be strong at $4.2 billion, up from $4.0 billion in the third quarter of 2009. Sales were down from a record $7.5 billion in the fourth quarter of 2008, which benefited from a high demand for fixed annuities. In variable annuities, demand remained strong in the fourth quarter of 2009 as sales grew 8% over both the third quarter of 2009 and the fourth quarter of 2008. In addition, total annuity lapse rates declined for the fourth consecutive quarter with annuity net flows continuing to be positive for the seventh consecutive quarter.
Retirement Products operating earnings were $207 million, up from a $204 million operating loss. The fourth quarter of 2009 benefited from increased fee revenue due to higher equity market levels, the positive impact of the unlocking of deferred acquisition costs and other adjustments as well as a significant improvement in net investment income. The fourth quarter of 2008 was negatively impacted by the increased amortization of deferred acquisition costs and other adjustments, as well as lower fee revenue due to the poor equity market conditions.
Corporate Benefit Funding
Premiums, fees & other revenues for Corporate Benefit Funding, which includes the company’s U.S. and U.K. pension closeout business, structured settlements and related benefit funding products, were $1.0 billion, up 26% largely due to a 66% increase in structured settlement premiums as MetLife continued to gain market share. In addition, pension closeout premiums increased 7%.
Corporate Benefit Funding operating earnings were $191 million, up 72% largely due to improved interest spreads.
Auto & Home
Net written premiums for Auto & Home were solid at $698 million, but down 1%, reflecting current market conditions. Operating earnings were $84 million in the fourth quarter of 2009, compared with $112 million. Earnings in the fourth quarter of 2009 and 2008 benefited from favorable non-catastrophe claim development related to prior accident years of $9 million, after income tax, and $27 million, after income tax, respectively. In addition, catastrophes were lower in the fourth quarter of 2009. Auto & Home’s combined ratio, excluding catastrophes, was 91.8% in the fourth quarter of 2009, compared with 82.9%.
INTERNATIONAL BUSINESS
•	International premiums, fees & other revenues of $1.2 billion, up 22% on a reported basis and 13% on a constant currency basis*, with double-digit growth across all regions

•	At December 31, 2009, Japan assets under management up 30% compared with December 31, 2008, largely due to continued growth in total annuity sales

•	Growth in agency distribution in Mexico, South Korea, India and China
International premiums, fees & other revenues grew 22% to $1.2 billion due to business growth across the company’s three international regions. In the Latin America region, premiums, fees & other revenues grew 18% due to strong growth in Mexico, Chile and Brazil. Premiums, fees & other revenues grew 25% in the Asia Pacific region, primarily due to growth in South Korea and Hong Kong. In addition, in Japan, total annuity sales were 96 billion yen ($1.1 billion), compared with 125 billion yen ($1.3 billion). An 18% increase in fixed annuity sales was more than offset by a decline in variable annuity sales, reflecting current market conditions in Japan. In the EMEI (Europe/Middle East/India) region, premiums, fees & other revenues were up 32% due to growth primarily in India.

International operating earnings were $21 million, down 73%. During the fourth quarter of 2009, the double-digit business growth across all regions was more than offset by the previously discussed charge related to changes in assumptions for measuring the effects of inflation on certain inflation-indexed fixed maturity securities.
*Premiums, fees & other revenues in the fourth quarter of 2008 were $1.0 billion and $1.1 billion, on a reported basis and constant currency basis, respectively. The constant currency basis amounts for both periods are calculated using the average foreign currency exchange rates of the fourth quarter of 2009.
BANKING, CORPORATE & OTHER
Total operating revenues for MetLife Bank were $377 million, up 80% as mortgage production and servicing revenue grew and net interest margins remained strong. Total assets at December 31, 2009 were $14.1 billion, up 37% from $10.3 billion at December 31, 2008 reflecting loan and deposit growth. MetLife Bank operating earnings were $65 million, up significantly from $13 million.
Corporate & Other had an operating loss of $175 million, down 26%. In the fourth quarter of 2009, the company recorded $62 million ($0.08 per share), after income tax, in Operational Excellence charges and certain one-time expenses.
INVESTMENTS
•	General account portfolio yield increased to 5.07%, up from 4.71% at December 31, 2008 and 5.01% at September 30, 2009

•	Net investment losses, excluding derivatives, declined 82% compared with the third quarter of 2009

•	Cash and short-term investments decreased to $18.5 billion, due in part to increased investments in higher-yielding assets
Net investment income was $4.0 billion, up from $3.6 billion in the fourth quarter of 2008 and consistent with $4.0 billion in the third quarter of 2009. During the fourth quarter of 2009, variable investment income was above plan by $40 million ($0.05 per share), after income tax and the impact of deferred acquisition costs. Strong performance from corporate joint ventures and hedge funds was offset by negative returns from real estate funds.
Compared with the first three quarters of 2009, net investment losses continued to decline and, in the fourth quarter, were $557 million, after income tax. Approximately $527 million, after income tax, of these total net investment losses were derivative losses. The remainder was due to net losses and impairments across a broad range of asset classes, and was consistent with the company’s expectations.
MetLife uses derivatives — in connection with its broader portfolio management strategy — to hedge a number of risks, including changes in interest rates and fluctuations in foreign currencies. Movement in interest rates, foreign currencies and MetLife’s own credit spread — which impacts the valuation of certain insurance liabilities — can generate derivative gains or losses. During the quarter, an improvement in MetLife’s own credit spread contributed approximately $213 million, after income tax, to the derivative losses. Derivative losses related to the tightening of MetLife’s own credit spread do not have a direct economic impact on the company and reflect the reversal of derivative gains that occurred in late 2008 and early 2009, when MetLife’s credit spread widened. The remainder of the derivative losses was mostly due to increases in interest rates, which are, in general, offset on an economic basis across various assets and liabilities.
Recent Developments
Currently, MetLife is in discussions with American International Group, Inc. about acquiring its subsidiary, American Life Insurance Company (ALICO), an international life insurance company. No agreement has been reached and there are no assurances that an agreement will be reached.
“Because MetLife is financially strong and has a deep management team, we are in a very good position to pursue acquisitions that are strategic and would accelerate our long-term growth. If we reach an agreement, it will be because the transaction meets our criteria for acquisitions, including having the potential to generate long-term value for both shareholders and customers,” said Henrikson.
Earnings Conference Call
MetLife will hold its fourth quarter and full year 2009 earnings conference call and audio Webcast on Wednesday, February 3, 2010, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 332-0932 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Wednesday, February 3, 2010, until Wednesday, February 10, 2010 at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 125746. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
All references in this press release to net income (loss), net income (loss) per share, operating earnings, operating earnings per share and operating return on equity should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders, operating earnings available to MetLife, Inc.’s common shareholders per diluted common share and operating return on common equity, respectively.
The historical and forward-looking financial information presented in this press release include performance measures which are based on methodologies other than generally accepted accounting principles (“GAAP”). MetLife, Inc. analyzes its performance using financial measures, such as operating earnings, operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and operating return on common equity, that are not based on GAAP. MetLife believes the presentation of operating earnings as MetLife measures it for management purposes enhances the understanding of its performance by highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings, operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and operating return on common equity should not be viewed as substitutes for GAAP net income (loss), GAAP net income (loss) available to MetLife, Inc.’s common shareholders, GAAP net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share and return on common equity, respectively. Operating earnings is the measure of segment profit or loss MetLife uses to evaluate segment performance and allocate resources and, consistent with GAAP accounting guidance for segment reporting, is MetLife’s measure of segment performance. Operating earnings is also a measure by which MetLife’s senior management’s performance is evaluated for the purposes of determining their compensation under applicable compensation plans.
Operating earnings is defined as GAAP net income (loss) attributable to MetLife, Inc., less preferred stock dividends, excluding the following:
(i) net investment gains and losses;
(ii) changes in experience-rated contractholder liabilities due to asset value fluctuations;
(iii) discontinued operations other than discontinued real estate; and
(iv) costs related to business combinations (since January 1, 2009) and noncontrolling interests, all net of income tax.
Operating earnings does not include the following related to net investment gains and losses: (i) amortization of deferred acquisition costs and value of business acquired, (ii) amortization of unearned revenue, and (iii) changes in policyholder dividend obligation, all net of income tax. Operating earnings includes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment, net of income tax. Operating earnings also reflects adjustments for all items mentioned above relating to operating joint ventures reported under the equity method of accounting.
Operating earnings per diluted common share is calculated by dividing operating earnings by the number of weighted average diluted common shares outstanding for the period indicated. Operating return on common equity is calculated by dividing operating earnings by average common equity for the period indicated, excluding accumulated other comprehensive income.
Statistical sales information for life insurance is calculated by MetLife using the LIMRA International, Inc. definition of sales for core direct sales, excluding company sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Individual annuities sales consists of statutory premiums direct and assumed, excluding company sponsored internal exchanges.

	For the three months ended December 31,
	2009		2008
	(In millions, except per common share data)
Net income (loss) available to MetLife, Inc.’s common shareholders	$289	$0.35	$954	$1.20
Less: Net investment gains (losses)	(898)	(1.08)	2,153	2.71
Less: Other adjustments to continuing operations[1]	13	0.01	(884)	(1.12)
Less: Provision for income tax expense (benefit)	378	0.46	(495)	(0.62)
Less: Discontinued operations, net of income tax	3	—	48	0.06

Operating earnings available to common shareholders	$793	$0.96	$132	$0.17

Book value per diluted common share		$37.54		$27.33
Less: Accumulated other comprehensive income (loss) per diluted common share		(3.69)		(17.96)

Book value per diluted common share, excluding accumulated other comprehensive income (loss)		$41.23		$45.29

[1]	Other adjustments to continuing operations include (i) amortization of deferred acquisition costs and value of business acquired, (ii) amortization of unearned revenue, (iii) changes in policyholder dividend obligation, (iv) changes in experience-rated contractholder liabilities due to asset value fluctuations, (v) periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment, (vi) adjustments to all items mentioned above relating to operating joint ventures reported under the equity method of accounting, (vii) discontinued real estate operations and (viii) costs related to business combinations (since January 1, 2009).

	For the year ended December 31,
	2009		2008
	(In millions, except per common share data)
Net income (loss) available to MetLife, Inc.’s common shareholders[1]	$(2,368)	$(2.89)	$3,084	$4.14
Less: Net investment gains (losses)	(7,772)	(9.45)	1,812	2.43
Less: Other adjustments to continuing operations[2]	316	0.38	(731)	(0.98)
Less: Provision for income tax expense (benefit)	2,683	3.26	(488)	(0.66)
Less: Discontinued operations, net of income tax	40	0.05	(203)	(0.27)

Operating earnings available to common shareholders[1]	$2,365	$2.87	$2,694	$3.62

[1]	For the year ended December 31, 2009, 4.2 million shares, related to the exercise or issuance of stock-based awards, have been excluded from the weighted average common shares outstanding — diluted, as these shares are anti-dilutive to net income (loss) available to MetLife, Inc’s common shareholders per common share — diluted. These shares were included in the calculation of operating earnings available to common shareholders per common share — diluted.

[2]	Other adjustments to continuing operations include (i) amortization of deferred acquisition costs and value of business acquired, (ii) amortization of unearned revenue, (iii) changes in policyholder dividend obligation, (iv) changes in experience-rated contractholder liabilities due to asset value fluctuations, (v) periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment, (vi) adjustments to all items mentioned above relating to operating joint ventures reported under the equity method of accounting, (vii) discontinued real estate operations and (viii) costs related to business combinations (since January 1, 2009).

About MetLife
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (“SEC”). These factors include: (i) difficult and adverse conditions in the global and domestic capital and credit markets; (ii) continued volatility and further deterioration of the capital and credit markets, which may affect MetLife’s ability to seek financing or access its credit facilities; (iii) uncertainty about the effectiveness of the U.S. government’s plan to stabilize the financial system by injecting capital into financial institutions, purchasing large amounts of illiquid, mortgage-backed and other securities from financial institutions, or otherwise; (iv) the impairment of other financial institutions; (v) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (vi) exposure to financial and capital market risk; (vii) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect MetLife’s ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require MetLife to pledge collateral or make payments related to declines in value of specified assets; (viii) defaults on MetLife’s mortgage and consumer loans; (ix) investment losses and defaults, and changes to investment valuations; (x) impairments of goodwill and realized losses or market value impairments to illiquid assets; (xi) unanticipated changes in industry trends; (xii) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors and for personnel; (xiii) discrepancies between actual claims experience and assumptions used in setting prices for MetLife’s products and establishing the liabilities for MetLife’s obligations for future policy benefits and claims; (xiv) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xv) ineffectiveness of risk management policies and procedures, including with respect to guaranteed benefit riders (which may be affected by fair value adjustments arising from changes in MetLife’s own credit spread) on certain of MetLife’s variable annuity products; (xvi) increased expenses relating to pension and post-retirement benefit plans; (xvii) catastrophe losses; (xviii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (xix) downgrades in MetLife, Inc.’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xx) economic, political, currency and other risks relating to MetLife’s international operations; (xxi) availability and effectiveness of reinsurance or indemnification arrangements; (xxii) regulatory, legislative or tax changes that may affect the cost of, or demand for, MetLife’s products or services; (xxiii) changes in accounting standards, practices and/or policies; (xxiv) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xxv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xxvi) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes; (xxvii) MetLife’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; (xxviii) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; and (xxix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
# # #

MetLife, Inc.
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(In millions)
Revenues
Premiums	$7,161	$6,498	$26,460	$25,914
Universal life and investment-type product policy fees	1,553	1,236	5,203	5,381
Net investment income	3,924	3,630	14,838	16,291
Other revenues	601	445	2,329	1,586
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(670)	(335)	(2,439)	(1,296)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	460	—	939	—
Other net investment gains (losses), net	(688)	2,488	(6,272)	3,108

Total net investment gains (losses)	(898)	2,153	(7,772)	1,812

Total revenues	12,341	13,962	41,058	50,984

Expenses
Policyholder benefits and claims	7,635	7,011	28,336	27,437
Interest credited to policyholder account balances	1,194	1,230	4,849	4,788
Policyholder dividends	353	428	1,650	1,751
Other expenses	2,980	3,862	10,556	11,947

Total expenses	12,162	12,531	45,391	45,923

Income (loss) from continuing operations before provision for income tax	179	1,431	(4,333)	5,061
Provision for income tax expense (benefit)	(131)	503	(2,015)	1,580

Income (loss) from continuing operations, net of income tax	310	928	(2,318)	3,481
Income (loss) from discontinued operations, net of income tax	3	48	40	(203)

Net income (loss)	313	976	(2,278)	3,278
Less: Net income (loss) attributable to noncontrolling interests	(7)	(9)	(32)	69

Net income (loss) attributable to MetLife, Inc.	320	985	(2,246)	3,209
Less: Preferred stock dividends	31	31	122	125

Net income (loss) available to MetLife, Inc.’s common shareholders	$289	$954	$(2,368)	$3,084

Operating Earnings Available to Common Shareholders Reconciliation
Net income (loss) available to MetLife, Inc.’s common shareholders	$289	$954	$(2,368)	$3,084

Adjustments from net income (loss) available to MetLife, Inc.’s common shareholders to operating earnings available to common shareholders:
Net investment gains (losses)	(898)	2,153	(7,772)	1,812
Universal life and investment-type product policy fees — amortization of unearned revenue related to net investment gains (losses)	(6)	16	(27)	18
Net investment income:
Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting	(29)	(50)	(88)	(5)
Equity method operating joint ventures realized gains (losses), net of offsets	(45)	64	(156)	105
Real estate discontinued operations	(2)	(5)	(7)	(9)
Policyholder benefits and policyholder dividends:
Changes in policyholder dividend obligations related to net investment gains (losses)	—	(95)	(11)	(318)
Changes in experience-rated contract liabilities due to asset value fluctuations	(2)	(28)	(73)	137
Interest credited to policyholder account balances — scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting	1	(10)	4	(45)
Amortization of deferred acquisition costs — related to net investment gains (losses)	95	(778)	711	(521)
Other expenses:
Noncontrolling interest	(8)	(7)	(38)	(24)
Business combination costs	2	—	(31)	—
Provision for income tax expense (benefit) related to adjustments above	378	(495)	2,683	(488)
Income (loss) from discontinued operations, net of income tax	3	48	40	(203)
Net (income) loss attributable to noncontrolling interest	7	9	32	(69)

Operating earnings available to common shareholders	$793	$132	$2,365	$2,694

1

MetLife, Inc.
Financial Highlights (Unaudited)

	At or For the Three Months Ended		At or For the Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions, except per common share data or unless otherwise noted)
Other Financial Data:
Net income (loss) available to MetLife, Inc.’s common shareholders	$289	$954	$(2,368)	$3,084
Operating earnings available to common shareholders	$793	$132	$2,365	$2,694
Total assets (billions)	$539.3	$501.7	$539.3	$501.7

Sales Data:
Total individual life sales (1)	$144	$123	$491	$503
Term life	$37	$30	$136	$111
Whole life	$34	$22	$117	$80
Variable life	$10	$19	$43	$87
Universal life	$63	$52	$195	$225

Total annuity sales (2)	$4,210	$7,546	$21,085	$19,111
Fixed annuity	$499	$4,122	$5,689	$5,170
Variable annuity	$3,711	$3,424	$15,396	$13,941

Diluted Earnings Per Common Share Calculation (3):
Weighted average common shares outstanding	828.0	793.6	818.5	744.8
Operating earnings available to common shareholders per common share	$0.96	$0.17	$2.87	$3.62
Net income (loss) available to MetLife, Inc.’s common shareholders per common share	$0.35	$1.20	$(2.89)	$4.14

(1)	Statistical sales information is calculated by MetLife using the LIMRA, International, Inc. definition of sales for core direct sales, excluding company sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance.

(2)	Statutory premiums direct and assumed, excluding company sponsored internal exchanges.

(3)	For the year ended December 31, 2009, 4.2 million shares, related to the exercise or issuance of stock-based awards, have been excluded from the weighted average common shares outstanding-diluted, as these shares are anti-dilutive to net income (loss) available to MetLife, Inc’s common shareholders per common share — diluted. These shares were included in the calculation of operating earnings available to common shareholders per common share-diluted.

2

MetLife, Inc.
Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2009	2008
	(In millions)
Balance Sheet Data:
General account assets	$390,273	$380,839
Separate account assets	149,041	120,839

Total assets	$539,314	$501,678

Policyholder liabilities	$283,759	$282,261
Bank deposits	10,211	6,884
Short-term debt	912	2,659
Long-term debt	13,220	9,667
Collateral financing arrangements	5,297	5,192
Junior subordinated debt securities	3,191	3,758
Other liabilities	40,185	46,433
Separate account liabilities	149,041	120,839

Total liabilities	505,816	477,693

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	16,859	15,811
Retained earnings	19,501	22,403
Treasury stock	(190)	(236)
Accumulated other comprehensive loss	(3,058)	(14,253)

Total MetLife, Inc.’s stockholders’ equity	33,121	23,734
Noncontrolling interests	377	251

Total equity	33,498	23,985

Total liabilities and stockholders’ equity	$539,314	$501,678

3

MetLife, Inc.
Reconciliations of Net Income (Loss) Available to Common Shareholders to Operating Earnings Available to Common Shareholders
(Unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions)
Total U.S. Business Operations:
Net income (loss) available to MetLife, Inc.’s common shareholders	$540	$481	$(1,272)	$2,753
Net investment gains (losses)	(587)	1,220	(6,126)	696
Other adjustments to continuing operations	56	(887)	505	(731)
Provision for income tax expense (benefit)	182	(119)	1,963	11
Discontinued operations, net of income tax	7	(10)	34	(2)

Operating earnings available to common shareholders	$882	$277	$2,352	$2,779

Total Insurance Products
Net income (loss) available to MetLife, Inc.’s common shareholders	$242	$1,222	$(396)	$2,187
Net investment gains (losses)	(205)	1,721	(2,258)	1,558
Other adjustments to continuing operations	(41)	(212)	(139)	(193)
Provision for income tax expense (benefit)	85	(530)	837	(480)
Discontinued operations, net of income tax	3	(15)	22	(8)

Operating earnings available to common shareholders	$400	$258	$1,142	$1,310

Group Life
Net income (loss) available to MetLife, Inc.’s common shareholders	$94	$19	$195	$279
Net investment gains (losses)	(4)	(103)	(258)	(220)
Other adjustments to continuing operations	(10)	(5)	(34)	—
Provision for income tax expense (benefit)	5	38	102	77

Operating earnings available to common shareholders	$103	$89	$385	$422

Individual Life
Net income (loss) available to MetLife, Inc.’s common shareholders	$201	$(37)	$90	$237
Net investment gains (losses)	(16)	27	(606)	(237)
Other adjustments to continuing operations	(22)	(207)	(72)	(228)
Provision for income tax expense (benefit)	13	60	237	160
Discontinued operations, net of income tax	3	(15)	22	(8)

Operating earnings available to common shareholders	$223	$98	$509	$550

Non-Medical Health
Net income (loss) available to MetLife, Inc.’s common shareholders	$(53)	$1,240	$(681)	$1,671
Net investment gains (losses)	(185)	1,797	(1,394)	2,015
Other adjustments to continuing operations	(9)	—	(33)	35
Provision for income tax expense (benefit)	67	(628)	498	(717)

Operating earnings available to common shareholders	$74	$71	$248	$338

Total Retirement Products
Net income (loss) available to MetLife, Inc.’s common shareholders	$124	$(222)	$(362)	$380
Net investment gains (losses)	(174)	645	(1,606)	901
Other adjustments to continuing operations	46	(669)	522	(612)
Provision for income tax expense (benefit)	45	8	380	(100)
Discontinued operations, net of income tax	—	(2)	5	(2)

Operating earnings available to common shareholders	$207	$(204)	$337	$193

Total Corporate Benefit Funding
Net income (loss) available to MetLife, Inc.’s common shareholders	$87	$(603)	$(835)	$(89)
Net investment gains (losses)	(213)	(1,103)	(2,260)	(1,629)
Other adjustments to continuing operations	51	(6)	122	74
Provision for income tax expense (benefit)	54	388	745	545
Discontinued operations, net of income tax	4	7	7	8

Operating earnings available to common shareholders	$191	$111	$551	$913

Total Auto & Home
Net income (loss) available to MetLife, Inc.’s common shareholders	$87	$84	$321	$275
Net investment gains (losses)	5	(43)	(2)	(134)
Provision for income tax expense (benefit)	(2)	15	1	46

Operating earnings available to common shareholders	$84	$112	$322	$363

Auto
Net income (loss) available to MetLife, Inc.’s common shareholders	$25	$29	$176	$241
Net investment gains (losses)	2	(30)	(2)	(92)
Provision for income tax expense (benefit)	(1)	10	1	31

Operating earnings available to common shareholders	$24	$49	$177	$302

Homeowners & Other
Net income (loss) available to MetLife, Inc.’s common shareholders	$62	$55	$145	$34
Net investment gains (losses)	3	(13)	—	(42)
Provision for income tax expense (benefit)	(1)	5	—	15

Operating earnings available to common shareholders	$60	$63	$145	$61

4

MetLife, Inc.
Reconciliations of Net Income (Loss) Available to Common Shareholders to Operating Earnings Available to Common Shareholders (Continued)
(Unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions)
Total International
Net income (loss) available to MetLife, Inc.’s common shareholders	$(209)	$(33)	$(252)	$580
Net investment gains (losses)	(282)	(109)	(903)	169
Other adjustments to continuing operations	(55)	5	(178)	79
Provision for income tax expense (benefit)	107	(7)	366	(147)

Operating earnings available to common shareholders	$21	$78	$463	$479

Latin America Region:
Net income (loss) available to MetLife, Inc.’s common shareholders	$8	$15	$285	$294
Net investment gains (losses)	35	(72)	18	(129)
Other adjustments to continuing operations	(1)	(57)	2	(15)
Provision for income tax expense (benefit)	(5)	29	(3)	20

Operating earnings available to common shareholders	$(21)	$115	$268	$418

Asia Pacific Region:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(191)	$(24)	$(480)	$323
Net investment gains (losses)	(316)	(30)	(929)	301
Other adjustments to continuing operations	(52)	60	(176)	95
Provision for income tax expense (benefit)	112	(40)	371	(170)

Operating earnings available to common shareholders	$65	$(14)	$254	$97

Europe/Middle East/India Region:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(26)	$(24)	$(57)	$(37)
Net investment gains (losses)	(1)	(7)	8	(3)
Other adjustments to continuing operations	(2)	2	(4)	(1)
Provision for income tax expense (benefit)	—	4	(2)	3

Operating earnings available to common shareholders	$(23)	$(23)	$(59)	$(36)

Total Banking, Corporate & Other
Net income (loss) available to MetLife, Inc.’s common shareholders	$(42)	$506	$(844)	$(249)
Net investment gains (losses)	(29)	1,042	(743)	947
Other adjustments to continuing operations	12	(2)	(11)	(79)
Provision for income tax expense (benefit)	89	(369)	354	(352)
Discontinued operations, net of income tax	(4)	58	6	(201)

Operating earnings available to common shareholders	$(110)	$(223)	$(450)	$(564)

Banking
Net income (loss) available to MetLife, Inc.’s common shareholders	$57	$4	$222	$33
Net investment gains (losses)	(18)	(13)	(130)	(17)
Other adjustments to continuing operations	2	—	3	—
Provision for income tax expense (benefit)	8	4	51	6

Operating earnings available to common shareholders	$65	$13	$298	$44

Corporate & Other
Net income (loss) available to MetLife, Inc.’s common shareholders	$(99)	$502	$(1,066)	$(282)
Net investment gains (losses)	(11)	1,055	(613)	964
Other adjustments to continuing operations	10	(2)	(14)	(79)
Provision for income tax expense (benefit)	81	(373)	303	(358)
Discontinued operations, net of income tax	(4)	58	6	(201)

Operating earnings available to common shareholders	$(175)	$(236)	$(748)	$(608)

5